March 15, 1994



DEAR STOCKHOLDER:

     You are cordially invited to attend the 1994 Annual Meeting of Stockholders of State Street Boston Corporation. The meeting will be held in the Enterprise Room at 225 Franklin Street, Boston, Massachusetts on Wednesday, April 20, 1994, at 10:00 a.m. Your Board of Directors and management look forward to greeting those stockholders able to attend.

     The notice of meeting and proxy statement which follow describe the business to be conducted at the meeting. In addition to a proposal to elect directors, you will be asked to approve the new 1994 Stock Option and Performance Unit Plan, which will replace the two existing plans, and to approve the performance goals under the Senior Executives Annual Incentive Plan. State Street's goal is to be the leading global servicer of financial assets. To help achieve this goal in competitive global markets, State Street's executive compensation program is designed to link executive compensation directly to the Corporation's performance, growth in stockholder value and the contribution of the executives to those results. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THESE PROPOSALS.

     Your vote is very important.   Whether or not you plan to
attend the meeting, please carefully review the enclosed proxy statement. Then complete, sign, date and mail promptly the accompanying proxy in the enclosed return envelope. To be sure that your vote will be received in time, please return the proxy at your earliest convenience.

     We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

                                        Sincerely,



                                        Marshall N. Carter
                                        Chairman and
                                        Chief Executive Officer

             NOTICE OF 1994 ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of
    STATE STREET BOSTON CORPORATION:

     The 1994 Annual Meeting of Stockholders of State Street
Boston Corporation will be held on Wednesday, April 20, 1994, at
10:00 a.m., Eastern Time, at 225 Franklin Street, Fifth Floor,
Boston, Massachusetts, for the following purposes:

     1.     To elect five directors, each for a three-year term;


     2.     To approve the 1994 Stock Option and Performance Unit
            Plan;

     3.     To approve the performance goals under the Senior
            Executives Annual Incentive Plan; and

     4. To act upon such other business as may properly come before the meeting.

     Stockholders of record at the close of business on February
28, 1994 are entitled to notice of and to vote at the meeting and any adjournments thereof.

     PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE
ENVELOPE PROVIDED FOR YOUR USE.  FURNISHING THIS PROXY WILL NOT
AFFECT YOUR RIGHT TO REVOKE THIS PROXY OR TO VOTE IN PERSON
SHOULD YOU ATTEND THE MEETING.


                              By Order of the Board of Directors,


                                       Robert J. Malley
                                           Secretary

March 15, 1994

                 STATE STREET BOSTON CORPORATION
        225 Franklin Street, Boston, Massachusetts 02110

                         PROXY STATEMENT


     This Proxy Statement, which is scheduled to be sent to stockholders beginning on March 15, 1994, is furnished in connection with the solicitation by the Board of Directors of State Street Boston Corporation (the "Corporation") of proxies for the 1994 Annual Meeting of Stockholders of the Corporation to be held on April 20, 1994 and at any adjournments thereof. The Board of Directors has fixed the close of business on February 28, 1994 as the record date for determining the stockholders entitled to notice of and to vote at the meeting. On the record date 76,111,410 shares of Common Stock of the Corporation were outstanding and entitled to be voted at the meeting.

     All shares represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted at such meeting in accordance with any specifications thereon or, if no specifications are made, proxies will be voted in accordance with the recommendations of the Board of Directors. Each share of Common Stock is entitled to one vote. Any proxy may be revoked at any time before it is voted by notifying the Secretary in writing, by executing a later dated proxy or by notifying the Secretary at the meeting and voting in person.

     The Corporation will bear the cost of soliciting proxies. The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Corporation and its principal subsidiary, State Street Bank and Trust Company (the "Bank"), without any additional remuneration and at minimal cost. The Board of Directors intends to request banks, brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to their principals and to obtain authorization for the execution of proxies. In addition, the Corporation has retained D.F. King and Co. to aid in the solicitation of proxies. The cost of such services is $9,000, plus expenses.


                      ELECTION OF DIRECTORS

     The By-laws of the Corporation provide that there shall be a Board of not less than 3 nor more than 30 directors, the exact number to be determined by vote of the Board of Directors, and, in accordance with Massachusetts law, for the classification of the Board into three classes of directors as nearly equal in number as possible, each class serving a three-year term, with one class of directors to be elected at each annual meeting of stockholders for the term specified and to continue in office until their successors are elected and qualified. Pursuant to the By-laws, at a meeting on December 16, 1993, the Board of Directors fixed the number of directors at 16, effective with the 1994 Annual Meeting. There are currently 17 directors of the Corporation.

     Tenley E. Albright, M.D., was elected a Class III director and Charles R. LaMantia was elected a Class II director on September 16, 1993. In accordance with the Corporation's retirement policy for directors, George H. Kidder, a Class I Director, is not standing for reelection. Nannerl O. Keohane, a Class II Director, resigned on September 16, 1993, upon her appointment as president of Duke University.

     It is intended that shares represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted for the election of the five nominees listed below as directors. Although the Board of Directors does not contemplate that any nominee will be unavailable for election, in the event that vacancies occur unexpectedly, such shares may be voted for such substitute nominees, if any, as may be designated by the Board of Directors. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of the Corporation, principal occupation and other biographical material is shown below.

DIRECTORS TO BE ELECTED AT THE 1994 ANNUAL MEETING

Class I

I. MACALLISTER BOOTH                          DIRECTOR SINCE 1990

     Chairman, President and Chief Executive Officer of Polaroid Corporation, a manufacturer of instant image recording products. Mr. Booth, age 62, joined Polaroid in 1958 as a supervisor in the Film Division. He is also a director of Western Digital Corporation, Jobs for Massachusetts and The Conference Board, chairman of the board of INROADS/Boston, Inc., a member of the board of trustees of Eye Research Institute and a corporator of Emerson Hospital of Concord, Massachusetts. He received B.S. and M.B.A. degrees from Cornell University.

JAMES I. CASH, JR.                            DIRECTOR SINCE 1991

     The James E. Robison Professor of Business Administration and Chairman of the MBA program at the Harvard University Graduate School of Business Administration. Mr. Cash, age 46, has been a faculty member of the Harvard Business School since 1976. He is a director of Tandy Corporation. He received a B.S. degree from Texas Christian University and M.S. and Ph.D. degrees in computer science and management information systems from Purdue University.

TRUMAN S. CASNER                              DIRECTOR SINCE 1990

     Partner in the law firm of Ropes & Gray. Mr. Casner, age 60, received a B.A. degree from Princeton University in 1955 and an LL.B from Harvard Law School in 1958. He served as law clerk to Chief Justice Wilkins of the Massachusetts Supreme Judicial Court and joined Ropes & Gray in 1959, becoming a partner in 1968. He is an overseer of the Museum of Science, Boston, chairman of the corporation and past president of Belmont Hill School and a member of the corporation of Woods Hole Oceanographic Institution and Sea Education Association. He is a member of the American Law Institute and a fellow of The American Bar Foundation.

DAVID B. PERINI                               DIRECTOR SINCE 1980

     Chairman and President of Perini Corporation, a construction and real estate development company. Mr. Perini, age 56, is also a director of New England Telephone Company. He holds a B.S. degree from the College of the Holy Cross and received a J.D. degree from Boston College Law School in 1962. He joined Perini Corporation in 1962. He has received merit awards from the National Conference of Christians and Jews and the Italian American Charitable Society. Mr. Perini is a trustee of the College of the Holy Cross and St. John's Preparatory School.

DENNIS J. PICARD                              DIRECTOR SINCE 1991

     Chairman and Chief Executive Officer of Raytheon Company, a diversified, technology-based international company, since 1991. Mr. Picard, age 61, joined Raytheon in 1955 and held engineering and management assignments leading to his election as president and director in 1989. He is a member of the National Academy of Engineering and its Industry Advisory Board, a fellow of the American Institute of Aeronautics and Astronautics and a fellow of the Institute of Electrical and Electronic Engineers. Mr. Picard is a trustee of Northeastern University and Bentley College, a corporator of Emerson Hospital, a director of the Discovery Museums, a member of the National and Massachusetts Business Roundtables, the Defense Policy Advisory Committee on Trade (DPACT), the advisory committee of the Armed Services YMCA of the United States and the Armed Forces Communications and Electronics Association. He is a member of the Algonquin Club of Boston and the Commercial Club of Boston. He is a graduate of Northeastern University and holds honorary doctorates from Northeastern University, Merrimack College and Bentley College.

DIRECTORS SERVING UNTIL THE 1995 ANNUAL MEETING

Class II

JOSEPH A. BAUTE                               DIRECTOR SINCE 1990

     Consultant to Markem Corporation, which provides systems and services to mark customer products, since June 1993. Mr. Baute, age 66, was for many years the Chairman and Chief Executive Officer of Markem Corporation. He joined Markem in 1954 and held engineering, sales and marketing positions until 1968 when he became vice president and chief operating officer for Markem-USA, Markem U.K. and Markem Europa. He was elected president and director of Markem Corporation in 1973, chief executive officer in 1977 and chairman in 1979. He is a director of Nashua Corporation, Houghton Mifflin Company, Dead River Company and The Keene Clinic. He is an overseer of the Boston Museum of Science and past director and chairman of the Federal Reserve Bank of Boston. Mr. Baute received B.A. and M.S. degrees from Dartmouth College.

LOIS D. JULIBER                               DIRECTOR SINCE 1991

     Chief Technological Officer of Colgate-Palmolive Company, a consumer product company, since 1992. She was President of Colgate-Palmolive, Far East Division, from 1988 through 1991. From 1973 to 1988, she was employed by General Foods Corporation as a vice president. Ms. Juliber, age 45, holds a B.A. degree from Wellesley College and received an M.B.A. degree from Harvard University in 1973. She is a trustee of Brookdale Foundation and a member of the Committee of 200.

CHARLES R. LAMANTIA                           DIRECTOR SINCE 1993

     President and Chief Executive Officer of Arthur D. Little, Inc., which provides management, technology and environmental consulting services. Dr. LaMantia, age 54, was president and chief operating officer of Arthur D. Little, Inc. from 1986 to 1988. Prior to rejoining Arthur D. Little in 1986, he was president of Koch Process Systems, Inc. From 1977 to 1981, Dr. LaMantia was vice president in charge of Arthur D. Little's services to the chemical, metals and energy industries, having assumed that position after 10 years on the firm's consulting staff. He is a member of the board of governors of the New England Medical Center, a member of The Conference Board and the Massachusetts Business Roundtable and an overseer of WGBH and the Boston Museum of Science. Dr. LaMantia received B.A., B.S., M.S. and Sc.D. degrees from Columbia University and attended the Advanced Management Program at Harvard Business School.

DAVID A. SPINA                                DIRECTOR SINCE 1989

     Vice Chairman of the Corporation. Mr. Spina, age 51, joined State Street in 1969 as a credit analyst. He served as State Street's Chief Financial Officer and Treasurer from 1977 through 1992. Mr. Spina was elected Executive Vice President in 1982 and Vice Chairman in 1992. Mr. Spina is responsible for the development of corporate management functions and oversees the integration of major support functions with the Corporation's business units. He is chairman of Massachusetts Housing Investment Corporation, a director of the Metropolitan Boston Housing Partnership, Inc. and treasurer and trustee of the Dana Hall School. Mr. Spina holds a B.S. degree from the College of the Holy Cross and an M.B.A. degree from Harvard University.

ROBERT E. WEISSMAN                            DIRECTOR SINCE 1989

     President, Chief Executive Officer and Director of The Dun & Bradstreet Corporation, provider of information services. Mr. Weissman, age 53, joined Dun & Bradstreet in 1979. He became Chief Executive Officer on January 1, 1994. He is a member of the Institute of Management Accountants, the Society of Manufacturing Engineers, the Institute of Electrical and Electronic Engineers, The Business Roundtable, the Committee for Economic Development and The U.S.-Japan Business Council and is a trustee of Babson College. Mr. Weissman received a degree in Business Administration from Babson College in 1964.

DIRECTORS SERVING UNTIL THE 1996 ANNUAL MEETING

Class III

TENLEY E. ALBRIGHT, M.D.                      DIRECTOR SINCE 1993

     Chairman, Vital Sciences, Inc., which was founded to provide diagnostic testing for cancer and cardiovascular diseases.
Before founding Vital Sciences, Inc., Dr. Albright, age 58, practiced as a general surgeon. She is a member of the board of The West Company, a member of Harvard Medical School Visiting Committee of the Board of Overseers, a member of the board of directors of the Whitehead Institute for Biomedical Research, a member of the corporation of Woods Hole Oceanographic Institution and New England Baptist Hospital and chairman of the selection panel of the President's Commission on White House Fellows - northeast region. She graduated from Harvard Medical School after attending Radcliffe College and has received honorary degrees from Williams College, Hobart and William Smith Colleges, Russell Sage College, New England School of Law, Chatham College
and State University of New York at Cortland.    Dr. Albright won
the Gold Medal in figure skating at the 1956 Olympics in Cortina, Italy.

MARSHALL N. CARTER                            DIRECTOR SINCE 1991

     Chairman, President and Chief Executive Officer of the Corporation. Prior to joining State Street in 1991, Mr. Carter, age 53, was with Chase Manhattan Bank for 15 years, the last three years as head of global securities services. He served as a Marine Corps officer in Vietnam for two years where he was awarded the Navy Cross and Purple Heart and had international affairs service as a White House Fellow. Mr. Carter is a member of the board of directors of the National Securities Clearing Corporation and Euroclear in Brussels, the co-chairman of the U.S. Working Group for the Group of Thirty and a member of the Federal Advisory Council of the Board of Governors of the Federal Reserve System. Mr. Carter holds a degree in civil engineering from the U.S. Military Academy at West Point and masters degrees from the Naval Postgraduate School and George Washington University.

NADER F. DAREHSHORI                           DIRECTOR SINCE 1990

     Chairman of the Board, President and Chief Executive Officer of Houghton Mifflin Company, publisher, since 1990. Mr. Darehshori, age 57, served as college division vice president and manager of Houghton Mifflin's midwestern sales region from 1984 until he was promoted to vice president and director of the college division in 1986. In 1987 he was elected senior vice president, college division. He was promoted to executive vice president and then to vice chairman in 1989. Mr. Darehshori has served as a director of Houghton Mifflin Company since 1989 and is chairman of its executive committee. He is a director of Commercial Union Corporation, the Boston Public Library Foundation, the Rabbi Marc H. Tanenbaum Foundation and the Massachusetts Business Roundtable and is chairman of the Business Roundtable's education task force. He is a trustee of Wellesley College, the New England Aquarium and the WGBH Foundation. He is a member of the comparative and world literature committee of the National Council of Teachers of English, the Conference Board, the national corporate committee of the United Negro Fund, the Dana Farber national advisory council and the national executive board of the National Conference of Christians and Jews. Mr. Darehshori also serves on the boards of overseers of the Wien International Scholarship Program at Brandeis University, the New England Conservatory of Music, the Boston Symphony Orchestra and the Museum of Science.

CHARLES F. KAYE                               DIRECTOR SINCE 1979

     President, Transportation Investments, Incorporated, a lessor and asset manager of intermodel transportation equipment, since 1990. Mr. Kaye, age 66, is a graduate of St. Thomas University and received a J.D. degree from Boston College Law School. He was senior partner of the firm of Kaye, Sheldon and Barton and special counsel to the Massachusetts Institute of Technology before joining XTRA Corporation in 1967 as a director and general counsel. Mr. Kaye became vice chairman in 1970 and served as chairman, president and chief executive officer of XTRA from 1973 to 1990. Mr. Kaye is a trustee of Bentley College and Lawrence Academy, a member of the Visiting Committee of the Massachusetts General Hospital, chairman of the Alpha Omega Foundation and town moderator of Littleton, Massachusetts. He has been the recipient of the Association of American Railroads annual Intermodel Man of the Year Award and the Air Force Association Distinguished Service Award.

JOHN M. KUCHARSKI                             DIRECTOR SINCE 1991

     Chairman of the Board, President and Chief Executive Officer of EG&G, Inc., which provides scientific and technological products and services worldwide. Mr. Kucharski, age 57, joined EG&G in 1972 and was elected president and director in 1986. He is a director of Nashua Corporation, New England Electric System, Eagle Industry Co. Ltd. and the Massachusetts High Technology Council, Inc. He serves on the boards of trustees of Marquette University, George Washington University and the National Security Industrial Association. He is also a member of the president's council and the advisory council to the College of Engineering of Marquette University. Mr. Kucharski holds a B.S degree from Marquette University, a J.D. degree from George Washington University and is a member of the District of Columbia Bar Association.

BERNARD W. REZNICEK                           DIRECTOR SINCE 1991

     Chairman and Chief Executive Officer of Boston Edison Company, a utility company. From 1987 to 1990, Mr. Reznicek, age 57, was president and chief operating officer of Boston Edison. In 1990, he became Chief Executive Officer, and in 1992, he was elected Chairman. Prior to joining Boston Edison, he was president and chief executive officer of Omaha Public Power District. Mr. Reznicek holds a B.S. degree from Creighton University and an M.B.A from the University of Nebraska. He serves on the boards of Guarantee Mutual Life Company, Father Flanagan's Boys' Home and the John F. Kennedy Library Foundation and is chairman of the New England Power Pool (NEPOOL) executive committee, a director of the New England Council, Inc., the Electric Transportation Coalition, the Association of Edison Illuminating Companies, the American Nuclear Energy Council and the Edison Electric Institute. Mr. Reznicek also serves on the Board of Overseers of the Museum of Fine Arts, Boston, the Boston Museum of Science and the Wang Center and is a trustee of the New England Aquarium.


GENERAL INFORMATION

     The Board of Directors has the overall responsibility for the conduct of the business of the Corporation. Of the present 17 directors, 15 are outside directors and 2 are executive officers of the Corporation. The Board of Directors held 5 meetings during 1993, and each of the directors attended 75% or more of the total of all meetings of the Board and of the committees of the Board on which each director served during the year, except Lois D. Juliber and David B. Perini, each of whom attended 71% of the meetings. Each member of the Board of the Corporation is also a member of the Board of Directors of the Bank, except Ms. Juliber and Mr. Weissman. The Board of Directors of the Bank held 12 meetings during 1993. Each member of the Executive Committee and of the Examining and Audit Committee of the Corporation is also a member of the corresponding committee of the Bank, and members customarily hold joint meetings of both committees.

     The Board of Directors has the following committees to assist it in carrying out its responsibilities:

     The EXECUTIVE COMMITTEE reviews and approves policies for the extension of credit, investment of the Corporation's assets and financial management; monitors activities under these policies and reports to the Board, and acts on behalf of the Board on recurring matters and between meetings under specific delegations. Its members are George H. Kidder, Chair, Marshall
N. Carter, Nader F. Darehshori, Charles F. Kaye, Bernard W. Reznicek and David A. Spina. During 1993, the Committee held 13 meetings.

     The EXAMINING AND AUDIT COMMITTEE oversees the operation of a comprehensive system of internal controls to ensure the integrity of the Corporation's financial reports and compliance with laws, regulations and corporate policies and monitors communication with external auditors and bank regulatory authorities. The Committee is composed of Joseph A. Baute, Chair, James I. Cash, Jr., Truman S. Casner and John M. Kucharski. During 1993, the Committee held 8 meetings.

     The EXECUTIVE COMPENSATION COMMITTEE oversees the compensation system for the Corporation's executive officers and non-management directors. The Committee consists of Dennis J.
Picard, Chair, I. MacAllister Booth, Charles F. Kaye and Robert
E. Weissman.  During 1993, the Committee held 7 meetings.

     The NOMINATING COMMITTEE, which held 2 meetings during 1993, is composed of I. MacAllister Booth, Chair, Marshall N. Carter, Lois D. Juliber and David B. Perini. The Committee recommends nominees for directors of the Corporation and the Bank. In carrying out its responsibility of finding the best qualified directors, the Committee will consider proposals from a number of sources, including recommendations for nominees submitted upon timely written notice to the Secretary of the Corporation by stockholders.


COMPENSATION OF DIRECTORS

     Directors who are also officers of the Corporation receive no compensation for serving as directors or as members of committees. Directors who are not employees of the Corporation or the Bank received an annual retainer of $22,000, payable in shares of the Common Stock of the Corporation or in cash, plus a fee of $1,250 for each meeting of the Board of Directors and each committee meeting attended, as well as travel accident insurance and reimbursement for travel expenses, for the period April 1993 through March 1994. In 1993, all outside directors received their annual retainer in Common Stock.



                  BENEFICIAL OWNERSHIP OF SHARES

     The table below sets forth the number of shares of Common Stock of the Corporation beneficially owned by each nominee for Class I Director, the Class II and Class III Directors, the chief executive officer and the four other most highly compensated executive officers and by those persons and other executive officers as a group as of the close of business on February 1, 1994. None of the nominees, directors or executive officers owned beneficially as much as 1% of the outstanding shares of Common Stock. The nominees, directors and executive officers in the aggregate beneficially owned 1.6% of the Corporation's Common Stock.

                                             Amount and Nature
                                             of Beneficial
     Name                                    Ownership
     ----                                    -----------------
     Tenley E. Albright, M.D.                    4,012(1)
     A. Edward Allinson                         61,000(2)
     Joseph A. Baute                             4,190(3)
     I. MacAllister Booth                        2,815
     Marshall N. Carter                         46,200(2)
     James I. Cash, Jr.                          2,099
     Truman S. Casner                            4,421(4)
     Nader F. Darehshori                         2,421
     Lois D. Juliber                             2,099
     Charles F. Kaye                            21,149
     George H. Kidder                           42,349(5)
     John M. Kucharski                           1,713
     Charles R. LaMantia                           979(6)
     Nicholas A. Lopardo                        65,280(2)
     David B. Perini                            15,671
     Dennis J. Picard                            1,561
     Bernard W. Reznicek                         2,213
     Norton Q. Sloan                            35,000
     David A. Spina                            429,572(2)(7)
     Robert E. Weissman                          4,099

     All of the above and other
     executive officers as a group
     (33 persons)                            1,208,601(2)(6)
___________________



(1) Includes 2,533 shares held in trust for a family member pursuant to a trust of which Dr. Albright is a co-trustee with respect to which she disclaims beneficial ownership.

(2) Includes shares which may be acquired within 60 days through the exercise of stock options as follows: Mr. Allinson, 56,000; Mr. Carter, 44,800; Mr. Lopardo, 65,180; Mr. Spina,
     229,600, and the group, 606,960.

(3) Includes 200 shares owned by a member of Mr. Baute's family with respect to which he disclaims beneficial ownership.

(4) Includes 2,000 shares with respect to which Mr. Casner shares voting and investment power.

(5) Includes 6,000 shares with respect to which Mr. Kidder shares voting power with a co-trustee under an indenture of trust.

(6)  Includes shares in which voting power is shared as follows:
     Dr. LaMantia, 500 and the group, 1,930.

(7) Includes 20,000 shares owned by a family member with respect to which Mr. Spina disclaims beneficial ownership.

     The Corporation does not know of any persons who may be deemed to own more than 5 percent of the Corporation's Common
Stock.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Common Stock of the Corporation with the Securities and Exchange Commission ("SEC"). Executive officers and directors are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms which they file.

     Based on a review of the copies of such forms furnished to the Corporation and written representations from the Corporation's executive officers and directors, the Corporation believes that in 1993 all Section 16(a) filing requirements applicable to its executive officers and directors were met, except that the initial report on Form 3 of Dr. Tenley E. Albright did not timely report shares held in trust for an adult family member with respect to which she disclaims beneficial ownership.


CERTAIN TRANSACTIONS

     During 1993 certain directors and executive officers of the Corporation and the Bank, and various corporations and other entities associated with such directors, were customers of the Bank and its affiliates and had ordinary business transactions with the Bank. The transactions include loans and commitments made in the ordinary course of the Bank's business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated persons with no more than normal risk of collection. The Bank and other subsidiaries of the Corporation have used products or services of Dun & Bradstreet with which Mr. Weissman, a director, is associated. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future. Ropes & Gray, a law firm of which Mr. Casner is a partner, was retained by the Corporation to handle certain legal matters during the past year. It is anticipated that the firm will continue to provide legal services in the current year.

     No executive officer of the Corporation is allowed to borrow from the Bank other than through the use of a reserve account with limits of up to $20,000 as allowed by Massachusetts law and at the same interest rate paid by the public.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Corporation's Executive Compensation Committee are Dennis J. Picard, Chair, I. MacAllister Booth, Charles F. Kaye and Robert E. Weissman. No present or former officer of the Corporation or the Bank served as a member of the Committee. Furthermore, no executive officer of the Corporation served as a director of any entity, one of whose directors or executive officers served on the Corporation's Board or the Committee.


                      EXECUTIVE COMPENSATION

     Shown below is information concerning the annual and long term compensation paid by the Corporation and its subsidiaries, including the Bank, with respect to 1993, 1992 and 1991 to the chief executive officer and the four other most highly compensated executive officers of the Corporation (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE
                                                       LONG TERM
                                                      COMPENSATION
                       ANNUAL COMPENSATION          AWARDS(1)  PAYOUTS
                                            OTHER   SECURITIES          ALL
NAME                                        ANNUAL  UNDERLYING          OTHER
AND                                         COMPEN- OPTIONS/   LTIP     COMPEN-
PRINCIPAL                   SALARY   BONUS  SATION  SARS       PAYOUTS  SATION
POSITION              YEAR    ($)     ($)    ($)       (#)     ($)(2)   ($)(3)
- ---------             ----  ------   -----  ------- ---------- -------  ------

Marshall N. Carter(4) 1993  643,753 450,000    0      None           0  23,497
Chairman, President   1992  625,003 375,000    0      None     650,906  20,364
and Chief Executive   1991  232,886 230,000(5) 0     112,000         0  12,238
Officer

David A. Spina        1993  493,752 300,000    0      None           0  74,497
Vice Chairman         1992  475,003 250,000    0      None   1,156,791  71,364
                      1991  400,002 225,000    0      None           0  60,238

Nicholas A. Lopardo(6)1993  347,919 470,000    0      None           0  15,497
Executive Vice        1992  316,252 503,000    0      None           0  14,364
President             1991  282,501 386,100    0      None           0  13,238

A. Edward Allinson(7) 1993  450,002 280,000    0      None           0  17,497
Executive Vice        1992  406,002 303,000    0      None   1,154,274  17,364
President             1991  376,252 300,000    0      None           0  15,238

Norton Q. Sloan       1993  321,252 160,000    0      None           0  17,497
Executive Vice        1992  304,999 153,000    0      None     798,271  16,364
President             1991  283,749 145,000    0      None           0  15,238
__________________________________

(1)   Reflects a two-for-one stock split effective April 1992.

(2) Long term compensation payouts reflect performance shares earned in accordance with the attainment of maximum performance targets for the three year period, 1990-1992, and paid in cash equal to the fair market value of the Corporation's Common Stock at the end of the performance period.

(3)   Includes the Corporation's contributions to the Salary Savings Program of
      $4,497 in 1993, $4,364 in 1992 and $4,238 in 1991, plus accruals under the Supplemental Executive Retirement Plan:  Mr. Carter $19,000 in 1993,
      $16,000 in 1992 and $8,000 in 1991;  Mr. Spina $70,000 in 1993, $67,000
      in 1992 and $56,000 in 1991; Mr. Lopardo $11,000 in 1993, $10,000 in 1992
      and $9,000 in 1991; Mr. Allinson $13,000 in 1993, $13,000 in 1992 and
      $11,000 in 1991, and Mr. Sloan, $13,000 in 1993, $12,000 in 1992 and
      $11,000 in 1991.

(4) Mr. Carter became Chairman on January 1, 1993. He joined the Corporation in July 1991 as President and became Chief Executive Officer on January
      1, 1992.


(5) Includes a special sign-on cash bonus received by Mr. Carter in the amount of $100,000 when he joined the Corporation.

(6) Includes bonuses from the Corporation's Annual Incentive Plan and from the State Street Global Advisor's Incentive Plan.

(7) Includes a cash bonus received by Mr. Allinson of $100,000 in each of the years 1991-1993 as chief executive officer of Boston Financial Data
      Services, Inc. which is 50% owned by the Corporation.

     Shown below is information with respect to the exercise of stock options to purchase the Corporation's Common Stock by the Named Executive Officers during 1993 and the fiscal year-end value of unexercised options held by the Named Executive Officers granted in prior years under the 1984 Stock Option Plan which expired in 1989, the 1985 Stock Option and Performance Share Plan which expired in 1992, the 1989 Stock Option Plan and the 1990 Stock Option and Performance Share Plan.

          AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
                     FISCAL YEAR-END OPTION/SAR VALUES
                                          NUMBER OF           VALUE OF
                                          SECURITIES UNDER-   UNEXERCISED
                                          LYING UNEXERCISED   IN-THE-MONEY
                                          OPTIONS/SARS AT     OPTIONS/SARS AT
                                          DECEMBER 31, 1993   DECEMBER 31, 1993
                     SHARES                    (#)(1)             ($)(2)
                     ACQUIRED   VALUE     -----------------   -----------------
                     ON EXER-   REALIZED  EXER-    UNEXER-    EXER-     UNEXER-
NAME                 CISE (#)    ($)(3)   CISABLE  CISABLE    CISABLE   CISABLE
- ----                 --------   --------  -------  -------    -------   -------

Marshall N. Carter     None          0     44,800   67,200    473,200   709,800

David A. Spina         None          0    229,600   46,400  5,834,396   794,600

Nicholas A. Lopardo    100       2,716     57,982   47,020  1,386,426 1,087,191

A. Edward Allinson   4,000      83,750     56,000   40,000  1,078,000   770,000

Norton Q. Sloan     45,200   1,112,550     15,600   31,200    267,150   534,300

___________________________

(1)   Reflects a two-for-one stock split effective April 1992.

(2) Represents the difference between the exercise price of the stock options and the market value of the stock on December 31, 1993 ($37.50).

(3) Represents the difference between the exercise price of the stock options and the market value of the stock at the time of the exercise.

     Shown below is information with respect to a grant of performance units to the Named Executive Officers subject to stockholder approval.


      LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                             NUMBER OF             PERFORMANCE OR
                             SHARES, UNITS         OTHER PERIOD
                             OR OTHER              UNTIL MATURA-
                             NAME RIGHTS (#)       TION OR PAYOUT
                             ---------------       --------------

Marshall N. Carter (1)           30,000              1995-1996

David A. Spina (1)               20,000              1995-1996

Nicholas A. Lopardo (1)          10,000              1995-1996

A. Edward Allinson (1)           15,000              1995-1996

Norton Q. Sloan (1)              15,000              1995-1996

________________________

(1) The performance units were granted in December 1993 under the 1994 Stock Option and Performance Unit Plan, which is discussed later in this Proxy Statement, subject to stockholder approval of the plan. The performance units are earned based on the Corporation's performance during the performance period. The performance period is two fiscal years, and the last day of the second fiscal year of the performance period is the maturity date. Performance units, to the extent earned, are payable at maturity in cash equal to the fair market value of the Corporation's Common Stock at the end of the performance period.

         REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE


     The Executive Compensation Committee of the Board of
Directors furnishes the following report on Executive
Compensation.

POLICY

     State Street combines information technology with banking, trust, investment and securities processing capabilities to support the investment strategies of our customers worldwide.
The Corporation's goal is to be the leading global servicer of financial assets. The Corporation's executive compensation program is designed to attract and retain superior executives, to focus these individuals on achieving the Corporation's goals and objectives and to reward executives for meeting specific short- and long-term performance goals. It has been the practice of the Corporation to tie significant amounts of the executive compensation to achievement of specific financial targets. The compensation program places emphasis on challenging performance goals, business growth and sustainable real growth in earnings per share.

     The Executive Compensation Committee is comprised entirely of independent, non-employee directors. The Committee develops and reviews and, with respect to officer-directors, recommends to the Board of Directors for approval, strategic compensation plans for executive officers of the Corporation. The plans are designed to align executive compensation with the Corporation's business strategy and to attract and retain high caliber executives. The program provides for significant compensation opportunities which are directly related to achievement of challenging long-term goals and growth in the Corporation's stock price. By including stock-based compensation plans within the compensation strategy, State Street links closely the goals of stockholders and executives.

     The principles of this compensation strategy are applied throughout the Corporation. Since senior executives of the Corporation have the greatest opportunity to influence long-term performance, a greater proportion of their compensation is linked to the achievement of long-term financial goals and to stock price. Individuals who manage business units or have corporate functional or staff responsibility have a significant opportunity to influence the Corporation's results, and a sizable portion of their total compensation is related to the achievement of financial goals of both the unit and the Corporation. Many of these individuals have also participated in the Corporation's stock option plan. State Street also offers specific bonus opportunities to individuals who have specialized sales, trading or investment responsibilities. Outstanding performance by these specialists is rewarded with bonuses linked directly to the attainment of challenging measurable business goals.

     The Committee met seven times during the year and reported its activities to the Board of Directors. In 1993, in conjunction with its annual comprehensive review of the executive compensation program, the Committee engaged an independent compensation consultant. The consultant worked directly with the Committee in reviewing the executive compensation program, selecting a peer group of public companies to which to compare the Corporation's executive compensation, financial performance and total return to stockholders and recommending modifications to existing plans. As part of this review, the Committee, with assistance from the independent consultant, selected a group of companies as a reference group to which to compare compensation practices. This reference group included large U.S. bank holding companies, selected other technology-based companies engaged in servicing businesses believed to be competing with the Corporation for the same caliber of executive talent, and New England bank holding companies.

     The Committee believes that the Corporation's most direct competitors for executives are not necessarily the same companies that would be included in a peer group established to compare stockholder returns. Therefore, the reference companies used for comparative compensation purposes contain some overlap with, but are not identical to, the companies in the S&P Financial Index used for performance comparison under "Stockholder Return Performance Presentation."

     As a result of its reviews, the Committee determined that the fundamental elements of the compensation plan, salary, bonus, stock options and performance shares/units are well balanced in a program that supports the Corporation's business strategy, provides competitive compensation and creates value for stockholders. The Committee determined that some modifications to the compensation plans were desirable to increase the bonus opportunity for the chief executive officer as indicated by competitive information and to expand the number of performance measures under the Senior Executives Annual Incentive Plan. In addition, the Committee recommended that the performance measures for the Corporation's performance shares/units program be expanded and that the cycles for issuance of performance units and stock options be changed. The details of the recommendations, which were approved by the Board of Directors, are described in the following sections of this report, in the Senior Executives Annual Incentive Plan and the 1994 Stock Option and Performance Unit Plan which State Street's stockholders are being asked to approve at this year's annual meeting.

     The elements of the Corporation's executive compensation consist of base salary, annual bonus, performance shares/units and stock options. These are complementary components where salary and bonus reflect one-year results, performance shares/units reflect multi-year results and stock options reflect long-term stock price appreciation. The Executive Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded in 1993 to the Corporation's Chief Executive Officer, Mr. Carter, are discussed below.

BASE SALARIES

     Executive officers are defined as individuals with policy making responsibility. At the end of 1993, 13 individuals were designated as executive officers of the Corporation.

     Base salaries for executive officers are determined by evaluating the responsibilities of the position and the experience of the individual. No specific formula is used to set base salaries. The Committee determined that it is appropriate for executive officer salary levels to be near the median of the reference group.

     Annual salary adjustments are determined by evaluating the performance of the Corporation and of each executive officer and by taking into account any new responsibilities. The Committee also considers the range of salary increases which are awarded to all employees in the Corporation. In reviewing individual performance, the Committee considers the views of Mr. Carter with the respect to other executive officers. With respect to the base salary granted to Mr. Carter for 1993, the Committee reviewed a comparison of base salaries of chief executive officers of other companies, using a group of reference companies, the range of increases granted to individuals at all levels in the Corporation, and the assessment by the Committee and the Board of Mr. Carter's individual performance in 1992. No particular weight was applied to any single factor in making the Committee's determination. When compared to salaries paid to chairman of the board and chief executive officer positions in the reference group, Mr. Carter's salary was below the median.

ANNUAL BONUSES

     The Corporation's executive officers are eligible for annual cash bonuses. For the 1993 Annual Incentive Plan, the minimum earnings threshold for the grant of any bonus awards was $1.57 per share, equal to a 12% return on stockholders' equity. The earnings threshold for the grant of maximum bonus awards was set at $2.41 per share equal to an 18% return on stockholders' equity. Given the Corporation's recent financial performance and business mix, the Committee concluded that it is appropriate to expect that a 12% ROE be achieved before any bonus is paid.

     The Committee also believes that an 18% ROE is an appropriate level for maximum bonus attainment. It places State Street's performance among the top performers of comparable companies, provides a very competitive return for stockholders and leaves management with the flexibility to make long-term expenditures and investments that will foster continued growth in the business. The most recent competitive survey reviewed by the Committee reflected year end 1992 performance of the reference companies. The average one-year return on equity for these companies was 17.4% and the median was 16.3%. The average one-year return on equity for the bank holding companies in the reference group was 16.2% and the median was 15.8%. Among the bank holding companies in the reference group, 33.3% achieved a one-year return on equity of 18% or higher and 10.0% generated a one-year return on equity of less than 12%.

     The bonus pool for executive officers other than the chief executive officer in 1993 was allocated among the individual executive officers based on individual performance. The bonus pool for these executive officers was 50% of their aggregate base salaries. This level was designed to place the bonus pool near the median of the cash bonus opportunities for the reference companies. The Committee increased the bonus opportunity for Mr. Carter in 1993 from 60% to 75% to bring it closer to the median of the reference companies. In 1993, the Corporation earned $2.33 per share equal to 17.4% return on equity, or 91% of the maximum bonus target. The Committee recommended a bonus for Mr. Carter equal to 69% of his salary. Payment of the recommended amount was approved by the Board of Directors.

     The Committee determined that the performance measures used for the annual bonus for executive officers should be expanded to include an earnings per share target as well as a return on equity target for 1994. These changes are reflected in the Senior Executives Annual Incentive Plan, which is described elsewhere in this Proxy Statement.

PERFORMANCE SHARES/PERFORMANCE UNITS

     Performance shares have been granted to the Corporation's executive officers once every two years or at the time an officer joined the executive group. The size of the grants are determined based on a target level of long-term incentive opportunity near the median for companies in the reference group. The performance shares represent a contingent right to a cash payment in the event the Corporation meets specified performance goals over a specified time period following the grant. Historically, payments have been made with respect to all the performance shares in a given grant (i.e., all the shares in the grant were "earned") if the Corporation achieved an 18% return on equity over the three-year period following the grant. The number of shares in a grant that were earned declined to no shares at 12% return on equity. In calculating the shares earned, a simple average of the return on equity for each of the three years of the performance period has been used. At the end of the three years, a cash payment is calculated based on the number of performance shares earned times the market value of the Corporation's common stock at the end of the performance period. In this way, the potential value of the performance shares relates directly to both corporate financial performance in determining how many shares are earned and stock price appreciation in determining the cash value of the shares earned.

     In December 1991, executive officers were granted performance shares having a nominal value at the time of the grant equal to between 96% and 109% of annual salary and bonus. This is equivalent to 48% to 54.5% on an annual basis. The December 1991 grant included 35,692 performance shares granted to Mr. Carter. These performance shares will be earned in full if the maximum average annual return on equity target (18%) for 1992 through 1994 is met, declining proportionately to no shares earned if the average annual return on equity is 12% or less. Because performance shares are granted only once every two years, performance share payouts (if earned) are also made only once every two years.

     The Committee has recommended a number of revisions to the performance share program starting in 1994. The new plan, which was approved by the Board of Directors of the Corporation, is named the 1994 Stock Option and Performance Unit Plan and is described in detail in this Proxy Statement. Stockholders are being asked to approve this plan. Under the new plan, performance shares will be renamed performance units to describe more accurately this compensation vehicle. Performance units granted every two years will have a measurement period of two years rather than three years. The purpose of this change is to simplify the plan. The number of performance measures used for determining the number of shares earned will be expanded to include an earnings per share target and a total return to stockholder target in addition to a target for return on equity. This revision is intended to link more effectively the payment of performance units to multiple factors which may build stockholder value.

     In December 1993, executive officers were granted performance units by the Board of Directors having a nominal value at the time of grant equal to between 46% and 166% of annual salary and bonus. This is equivalent to 23% to 84% on an annual basis. The December 1993 grant included 30,000 performance units granted to Mr. Carter. The grants were made under the 1994 Stock Option and Performance Unit Plan and are subject to stockholder approval of the Plan at this year's annual meeting. These performance units will be earned in full if the maximum earnings per share, return on equity and total return to stockholder targets for 1995 and 1996 are met.

STOCK OPTIONS

     Stock options are granted to the Corporation's executive officers based on annual salary and bonus. Stock option grants to executive officers were made once every five years, most recently in June 1990 or at the time an officer joined the executive group. Because the grants were made for a five-year period, the 1990 stock options were granted on a number of shares having a market price at the time of grant equal to 400% to 500% of each executive's annual salary plus bonus. Stock option grants were determined based upon a target level of long-term incentive opportunity which is near the median for companies in the reference group. The exercise price of the stock options is equal to the market price of the shares at the time of the grant and the options become exercisable at the rate of 20% per year over the five-year period. Because Mr. Carter joined the Corporation subsequent to the June 1990 grant, his grant of options was prorated to options on 112,000 shares of stock having a market price at the time of grant equal to 360% of his annual salary plus bonus.

     Since the stock options are granted at market price, the value of the stock options is wholly dependent upon an increase in the Corporation's stock price. It is the policy of the Committee not to reset option exercise prices once they have been established. Because the Committee views stock option grants as a part of the executive officer's total compensation package for the period covered by the grant, the amount of stock options outstanding at the time of a new grant or granted in prior years does not serve to increase or decrease the size of the new grant.

     The Committee is recommending that beginning in 1995, stock options be issued to executive officers every two years. This will allow for performance to be recognized more frequently. The 1994 Stock Option and Performance Unit Plan set forth in this Proxy Statement, which stockholders are being requested to approve, permits this change.

RECENT TAX CHANGES

     The Omnibus Budget and Reconciliation Act of 1993 resulted in the addition of Section 162(m) of the Internal Revenue Code. Beginning in 1994, Section 162(m) limits the Corporation's federal income tax deduction to $1,000,000 per year for compensation to any of its five highest paid executive officers. Performance-based compensation is not, however, generally subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. The Committee reviewed all elements of the program against the standards for qualifying for the tax deduction and determined that awards under the 1994 Stock Option and Performance Unit Plan and the Senior Executives Annual Incentive Plan should be designed to qualify for the performance-based deduction.

CONCLUSION

     Through the programs described above, the Corporation's executive compensation is linked directly to the Corporation's performance, growth in stockholder value and each executive's contribution to those results. As the Corporation's business changes, particularly in light of its efforts to expand globally, and with the increasingly competitive and complex business and regulatory environment, the continuing assessment of the compensation structure and goals is required to assure that compensation incentives remain consistent with stockholder interest and closely tied to continuing growth in stockholder value.

                                      Submitted by,

                                      I. MacAllister Booth
                                      Charles F. Kaye
                                      Dennis J. Picard, Chair
                                      Robert E. Weissman

           STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the cumulative total stockholder return on the Corporation's Common Stock to the total return of the S&P 500 Index and the S&P Financial Index for the period of five fiscal years commencing December 31, 1988 and ended December 31, 1993, assuming $100 invested in the Corporation's Common Stock and in each index and assuming reinvestment of dividends. The S&P Financial Index is a publicly available measure of 56 of the Standard & Poor's 500 companies, representing 29 banking companies, 15 insurance companies and 12 financial services companies.


         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN




















                      YEAR ENDED DECEMBER 31



                          1988   1989   1990   1991   1992   1993

State Street Boston
Corporation
Total Return               100    151    137    255    352    306

S&P 500 Index
Total Return               100    132    128    166    179    197

S&P Financial Index
Total Return               100    132    104    156    193    214

               RETIREMENT BENEFITS


     As of January 1, 1990, the benefit formula under the Corporation's retirement plan (the "Retirement Plan") was changed to an account based formula. An account balance was established for each participant equal to the present value of the participant's benefit earned to date. Each year this account balance is increased by interest at a specified rate and a contribution credit equal to a percentage of the participant's base salary for the calendar year exclusive of overtime, bonuses or other extraordinary benefits or allowances. The percents are 4.0% for the first year of participation increasing to 11.25% for the thirtieth year, and zero thereafter. Employees who were participants on December 31, 1989 will receive the greater of their account balance or the benefit derived from the "grandfathered" formula, if the participant retires from the plan. The grandfathered formula is the participant's accrued benefit at June 30, 1989 adjusted for future salary increases, plus 1.5% of final average pay times years of service since June 30, 1989. No more than 30 years of service are taken into account.

     Employees are enrolled in the Retirement Plan following the completion of one year of service and attainment of the age of
21. The normal retirement age is 65, although earlier retirement options are available. The Retirement Plan has a five-year vesting provision, and participants who are vested will receive their account balance or annuity equivalent if they leave the employ of the Corporation or the Bank before retirement.

     Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Corporation has adopted a supplemental plan which provides for the payment out of general funds of the Corporation of any benefits calculated under provisions of the Retirement Plan which may be above the limits under applicable sections of the Internal Revenue Code. Each of the Named Executive Officers is included in the supplemental plan. The supplemental plan provides for the funding through a trust of retirement benefits following a change of control. The trust is currently unfunded.

     The following table sets forth the estimated annual benefits (which are not subject to a deduction for Social Security), assuming a single life annuity, payable upon retirement under the final average pay formula to participants who retire during 1993 in the following remuneration and years-of-service classifications:


                        PENSION PLAN TABLE

Final Average                   Years of Service
Annual         --------------------------------------------------
Salary             15         20         25        30       35
- -------------      --         --         --        --       --

$100,000       $ 22,500   $ 30,000   $ 37,500  $ 45,000  $ 45,000
 300,000         67,500     90,000    112,500   135,000   135,000
 500,000        112,500    150,000    187,500   225,000   225,000
 700,000        157,500    210,000    262,500   315,000   315,000
 900,000        202,500    270,000    337,500   405,000   405,000

     Final average annual salary includes base salary only. Mr. Carter is not eligible for the final average pay formula. His retirement benefit is discussed below. The other Named Executive Officers have been credited with years of service under the Retirement Plan as of December 31, 1993 as follows: Mr. Spina, 20; Mr. Lopardo, 5; Mr. Allinson, 9, and Mr. Sloan, 7. Current compensation covered by the Retirement Plan as of December 31, 1993 for each of the Named Executive Officers, except Mr. Carter, was as follows: Mr. Spina, $500,000; Mr. Lopardo, $350,000; Mr. Allinson, $450,000, and Mr. Sloan, $325,000.

     Mr. Carter's age 65 estimated benefit at current compensation under the account based formula of the Retirement Plan (including benefits under the supplemental plan) is $76,500. He has been credited with one year of service under the Retirement Plan as of December 31, 1993. Under an agreement dated March 5, 1992, Mr. Carter will receive an additional pension contribution as a percent of base compensation calculated as if a contribution had been made to the Retirement Plan of 7.50% in the first year and 3.75% in each of the next 15 years. His additional age 65 estimated benefit resulting from the agreement at current compensation is $65,900. Under an agreement dated September 14, 1990, Mr. Allinson will receive an aggregate benefit (including benefits under the Retirement Plan and the supplemental plan) which, when expressed as a single life annuity, equals $100,000 per year for benefits commencing at age 65, reduced for earlier commencement down to $67,000 per year for a benefit commencing at age 60. His age 65 estimated benefit resulting from the agreement is $55,000. Under an agreement dated March 1, 1987, Mr Sloan may receive supplemental pension payments which will bring total pension payments received by him, including regular pension payments from the Corporation and payments from his former employer, up to the amount he would have received had he commenced employment with the Corporation in 1964, such payments to also include amounts he would have received but for legislative limits on qualified pension plans.





TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Corporation has termination agreements with Messrs. Carter, Spina, Lopardo, Allinson and Sloan which obligate them to remain in the employ of the Corporation during the pendency of any change of control proposal in consideration for the payment by the Corporation to such officers of two years annual salary and certain other benefits (including the acceleration of outstanding stock options and performance shares) if the employment of such officers with the Corporation terminates for any reason other than death, disability or normal retirement of the officer during a period of two years following a change of control of the Corporation. If the Named Executive Officers had been terminated on December 31, 1993, they would have been entitled to receive the following amounts as severance pay: Mr. Carter, $1,300,000; Mr. Spina, $1,000,000; Mr. Lopardo, $700,000;
Mr. Allinson, $900,000, and Mr. Sloan, $650,000, and the acceleration of outstanding stock options and performance shares. Any payments including the value of the acceleration of stock options and performance shares to the Named Executive Officers would have been reduced to the extent they were not deductible by the Corporation for federal income tax purposes under Section 280G of the Internal Revenue Code. A change of control is defined to include the acquisition of 20% or more of the Corporation's then outstanding stock or other change of control as determined by regulatory authorities, a significant change in the composition of the Board of Directors, merger or consolidation by the Corporation without certain approvals of the Board of Directors, and the sale of a majority of the Corporation's assets. The Corporation also has an agreement with Mr. Carter that provides for severance pay equal to eighteen months' salary if his employment is terminated for reasons other than voluntary resignation, death or malfeasance before July 22, 1996.


              RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Examining and Audit Committee, has selected Ernst & Young as independent auditors for the Corporation for the year ending December 31, 1994. It is expected that representatives of Ernst & Young will be present at the Annual Meeting to answer questions and will have the opportunity to make a statement if they so desire.


     APPROVAL OF 1994 STOCK OPTION AND PERFORMANCE UNIT PLAN

BACKGROUND

     On December 16, 1993, the Board of Directors of the Corporation adopted the 1994 Stock Option and Performance Unit Plan (the "1994 Plan") and recommended its approval by the stockholders. The 1994 Plan is designed to advance the interests of the Corporation and its stockholders by granting stock options, stock appreciation rights ("SARs") and performance units to certain officers of the Corporation, thereby providing them with an incentive to devote their full abilities and industry to the success of the Corporation's businesses. The 1994 Plan combines and replaces both the 1989 Stock Option Plan and the 1990 Stock Option and Performance Share Plan, and upon approval of the 1994 Plan, it is intended that no additional grants will be made under the 1989 and 1990 Plans. Options, SARs and performance units awarded under the 1994 Plan are, in general, intended to qualify for the performance-based exception to
Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code"), which beginning in 1994 limits the deduction the Corporation may claim for compensation paid to certain executive officers to $1 million per year, subject to certain exceptions. See "Certain Federal Income Tax Aspects," below.

     The following is a summary of the principal features of the 1994 Plan. This summary is qualified in its entirety by the complete text of the 1994 Plan as set forth in Exhibit A of this Proxy Statement.

SUMMARY OF THE PLAN

      Administration; The Committee. The 1994 Plan is administered by the Executive Compensation Committee (the "Committee") of the Board of Directors. The 1994 Plan requires that the Committee be composed solely of three or more members of the Board of Directors who are both "outside directors" under
Section 162(m) of the Code and who are disinterested persons within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The current members of the Committee are Messrs. Booth, Kaye, Picard and Weissman, none of whom are eligible for awards under the 1994 Plan.

     The 1994 Plan authorizes the Committee to designate the officers to whom and the times at which stock options, SARs and performance units will be granted, the number of shares subject to each grant, and to determine the terms of the grants. The Board of Directors, upon the recommendation of the Committee, approves all grants to officers who are also directors of the Corporation.

     Shares Subject to the 1994 Plan; "Per-Executive" Limitation. The maximum number of shares of the Common Stock of the Corporation which may be issued under the 1994 Plan is 3,500,000 shares, subject to adjustment in the event of stock dividends, stock splits, recapitalizations, mergers or similar transactions. The maximum number of performance units that may be issued under the 1994 Plan is 1,000,000. To the extent consistent with the provisions of the Code, shares subject to an option that terminates without exercise (other than an option that terminates by reason of the exercise of an accompanying SAR) shall again be available for the purposes of the 1994 Plan, and if payment is not made with respect to performance units issued under the 1994 Plan, the shares subject to the performance units shall again be available for the purposes of the 1994 Plan.

     No participant shall be entitled to grants of options or options/SARs covering more than an aggregate of 500,000 shares over the term of the 1994 Plan. No participant shall be entitled to grants of performance units covering more than 250,000 units over the term of the 1994 Plan, unless the Committee determines that such units are not intended to qualify for the performance-based exception to Section 162(m). Each of the foregoing limitations is subject to adjustment in the event of stock dividends, stock splits, recapitalizations and similar corporate transactions.

     Participants. Any salaried officer who, in the determination of the Committee, is in a position to contribute importantly to the success of the Corporation may participate in the 1994 Plan. The Corporation has approximately 500 salaried officers eligible to participate.

     Options. The 1994 Plan authorizes the grant of stock options, which may be either options intended to qualify as incentive stock options, as defined in Section 422(b) of the Code, or options not intended to so qualify ("non-qualified options"). The Committee will determine the option price, term and manner of exercise of each option granted, but the option price may not be less than the fair market value of the Common Stock on the date of grant. No option may have a term greater than ten years, and, in general, an option may not first become exercisable earlier than one year after the date of grant. The Committee may provide that options be exercisable in installments and may also accelerate the exercise date of options that have been outstanding for more than 6 months. Certain other restrictions apply in connection with the award of options intended to qualify as incentive stock options.

     Unless otherwise determined by the Committee, an option may in general be exercised by the payment of the option price in cash, by the surrender of shares of Common Stock having a fair market value equal to the option price, or by a combination of cash and stock, or by irrevocable instructions to a broker to pay the purchase price to the Corporation.

     SARs. The Committee may also grant non-transferable SARs in conjunction with the grant of options. Upon exercise of a SAR and the surrender of the related option, the holder will receive an amount in any combination of cash or shares of Common Stock (as determined by the Committee) equal to the excess of the fair market value of a share of Common Stock on the date the SAR is exercised over the option price specified in the related stock option, multiplied by the number of shares covered by the option. A SAR will terminate upon the exercise or termination of the related option unless earlier terminated by the Board. The Committee may authorize the acceleration of SARs that have been outstanding for at least six months.

     Performance Units. A performance unit entitles the recipient to receive in cash an amount equal to the fair market value of a share of Common Stock at the end of a specified performance period, provided that established performance targets have been achieved. The 1994 Plan provides for certain limits on the award and terms of performance units, in order that a performance unit may qualify for the performance-based exception to Code Section 162(m). In particular, the Committee must establish in writing "performance goals." Under the terms of the 1994 Plan, performance goals may be established with respect to any or all of the following three performance measures: return on equity, earnings per share, and total stockholder return as compared to a standard market reference. The Committee will also establish in writing the period over which targeted performance will be measured (a "performance period"), which may be of any
duration between one and five fiscal years.   In any given
performance period, no participant may have the opportunity to earn performance units in excess of 250,000 units (subject to adjustment in the event of certain stock or corporate transactions).

     Prior to payment in respect of any performance unit, the Committee must certify that targeted performance has been achieved. The Committee, however, retains the discretion to reduce or eliminate any payment in respect of performance units, even after targeted performance has been achieved.

     Termination of Employment. In general, if an optionee's employment with the Corporation terminates by reason of normal or early retirement, death or disability, an option or SAR remains exercisable in accordance with its terms and may be exercised by the optionee or his or her legal representative until the later of one year after the last installment becomes exercisable, or one year after the optionee's employment with the Corporation terminates. If an optionee's employment terminates for any other reason, the optionee may exercise outstanding options or SARs within three months from the date of such termination to the same extent, if any, that they were exercisable immediately prior to such termination. In no event, however, may any option or SAR be exercised after ten years from the date of grant.

     In the event a participant who has been awarded performance units terminates employment for any reason prior to the end of a performance period, such participant's performance units will be forfeited unless the Committee approves payment, to the extent consistent with Code Section 162(m), of such performance units in whole or in part.

     Change of Control. The 1994 Plan provides for certain changes in the terms of awards in the event of a change of control, as defined on page A-9 of the 1994 Plan. In general, in the event of a change of control, (1) options and SARs held by optionees who are subject to Section 16 of the Exchange Act or have termination agreements with the Corporation will become immediately exercisable, (2) options may be settled for cash based on the increase in the value of the shares of Common Stock covered by the option from the option grant date to the change of control, (3) SARs may be settled only in cash, (4) options and SARs shall remain exercisable for seven months following termination of employment, (5) restrictions are imposed on the rights of the Committee to amend the terms of certain awards, and
(6) payments under awards are based on a "change of control" price, which may differ from the actual fair market value of a share of Common Stock on the date an award is exercised. See Fair Market Value; Spread page A-10 of the 1994 Plan. Payment of performance units following a change of control held by participants who are subject to Section 16 of the Exchange Act or have termination agreements with the Corporation would be made on a pro rata basis with respect to designated performance periods.

     Amendment and Termination. The Board of Directors may at any time amend, suspend or terminate the 1994 Plan, except that without stockholder approval no amendment may (1) effect any change inconsistent with the qualification of performance-based compensation under the Code (unless the Committee determines that awards are not intended to qualify), (2) effect any change that would cause the Plan to fail to qualify for the award of incentive stock options under the Code, (3) effect any change inconsistent with Section 16 of the Exchange Act, or (4) adversely affect the rights or obligations under any option theretofore granted without the optionee's consent. Unless the 1994 Plan is earlier terminated, no awards may be made under the 1994 Plan after April 30, 1999.

     Accounting Treatment. Ordinarily, under present accounting rules which are presently being reconsidered, neither the grant nor the exercise of stock options awarded under the 1994 Plan will result in a charge against the Corporation's earnings. The grant of SARs will result in interim charges against the Corporation's earnings over the period during which those rights become exercisable and thereafter until such rights are exercised to the extent that the current market value of such rights exceeds the fair market value of such rights on the date of grant, with a final computation being made at the time of exercise. Payment for performance units will result in a charge against the Corporation's earnings.

CERTAIN FEDERAL INCOME TAX ASPECTS

     THE FOLLOWING IS ONLY A GENERAL SUMMARY OF THE FEDERAL INCOME TAX EFFECTS TO THE PARTICIPANT AND THE CORPORATION OF OPTIONS, SARS AND PERFORMANCE UNITS GRANTED UNDER THE 1994 PLAN. THERE ARE A NUMBER OF SPECIAL TAX RULES WHICH MAY BE APPLICABLE UNDER CERTAIN CIRCUMSTANCES. THE DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, PROPOSED REGULATIONS AND RULINGS THEREUNDER, AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT, ALL OF WHICH ARE SUBJECT TO CHANGE AT ANY TIME. THIS SUMMARY DOES NOT ADDRESS STATE, LOCAL OR NON-U.S. TAXATION OF AWARDS UNDER THE 1994 PLAN, WHICH MAY DIFFER SIGNIFICANTLY FROM FEDERAL INCOME TAX RULES AND REGULATIONS.

     Incentive Options. The grant of an incentive option does not produce taxable income to the optionee. If an optionee exercises an incentive option while the optionee is employed or within three months following termination of employment (twelve months in the case of employment termination because of permanent disability), or after the optionee's death if the optionee dies during such periods, exercise of the option will also not produce taxable income to the optionee. The exercise of an incentive option, however, may result in the imposition of the alternative minimum tax ("AMT"), as described in more detail below.

      The following description assumes that the employment requirements described above have been met. If an optionee acquires shares under an incentive option and sells such shares more than two years from the date of grant of the option and more than one year after the date of exercise, any gain or loss on sale will be a long-term capital gain or loss. If the stock is disposed of before the end of the two- and one-year statutory holding periods, then, in general, the optionee will have ordinary income at time of disposition equal to the difference between the exercise price and the fair market value of the stock on the date of exercise, with any additional gain recognized upon disposition treated as a capital gain (short-term or long-term depending on how long the shares have been held). If the optionee sells the stock within these holding periods for less than the fair market value of the stock at time of exercise, then, in general, the ordinary income realized by the optionee at time of sale will be limited to the gain realized on the sale.

     Incentive options granted after December 31, 1986 will be treated for tax purposes as non-qualified options to the extent that the aggregate fair market value of the stock with respect to which such options, in the aggregate, are exercisable for the first time by an individual during any calendar year exceeds $100,000. For purposes of the preceding sentence, fair market value is determined as of the time of grant of the option.

     Exercise of an incentive option increases the optionee's alternative minimum taxable income ("AMTI") by an amount equal, in general, to the excess of the fair market value of the shares acquired under the option over the option price. This increase may result in an AMT liability to the optionee.

     Non-qualified options.   The grant of a non-qualified stock
option will not result in any taxable income to the optionee. Upon exercise of such an option, the excess of the fair market value of the acquired stock on the date of exercise over the option price is taxable to the optionee as ordinary income and is subject to tax withholding. When an optionee sells shares acquired pursuant to the exercise of a non-qualified option, the optionee will realize a capital gain or loss, long-term or short-term, depending on how long the shares have been held.

     SARs. An optionee will realize no income upon the grant of a SAR. When the optionee exercises the SAR, the optionee will generally recognize ordinary income, subject to withholding, in an amount equal to the amount of cash received plus the fair market value of any stock received.

     Performance Units. The grant of a performance unit will not be taxable to the officer in the year of grant nor at any time prior to payment for the unit. The receipt of cash by an officer in payment for a performance unit will be taxable as ordinary income, subject to withholding, in the year of receipt.

     Tax Consequences to the Corporation. In general and subject to the limitations described below, the Corporation is entitled to a deduction in respect of awards under the 1994 Plan at the time and to the extent that a Plan participant has ordinary income. However, if an optionee satisfies the requisite one- and two-year holding periods applicable in the case of incentive stock options and thereby recognizes only capital gain or loss upon sale of stock, the Corporation will not be entitled to any deduction (even if the optionee has alternate minimum tax liability).

     Under Section 162(m) of the Code, starting in 1994 a publicly traded corporation may not deduct more than $1 million for remuneration paid to any of its five highest paid executive officers. Some types of remuneration are not subject to this limit, including certain performance-based pay. In order to qualify for the performance-based pay exemption, remuneration must, among other things, be paid pursuant to a plan the material terms of which, including the performance goals, are disclosed to stockholders and approved by a majority vote of the stockholders.

     It is intended, in general, that compensation income attributable to stock options, SARs and performance units granted under the 1994 Plan qualify for exemption from the $1 million deduction limitation. The IRS has issued proposed rules under Code Section 162(m) (the "Proposed Rules") interpreting the statutory requirements applicable to exempt performance-based remuneration. The Proposed Rules, which are subject to change, would require among other things that the performance targets applicable to performance-based awards under the 1994 Plan be preestablished by the Committee based on the performance measures set forth in the 1994 Plan and described above, and that the Committee certify that the preestablished targets have been satisfied before payment is made.


      Under the so-called "golden parachute" provisions of the Code, certain awards vested or paid in connection with a change of control may also be non-deductible to the Corporation and may
be subject to an additional 20% federal excise tax.   Non-
deductible "parachute payments" will in general reduce the $1 million limit on deductible compensation described above.

GRANTS UNDER THE PLAN

     In December 1993, performance units aggregating 197,500 units under the 1994 Plan were granted to thirteen officers, subject to stockholder approval of the 1994 Plan. The performance period for these grants is the two-year period 1995 and 1996 and the specific performance targets will be determined by the Committee prior to January 1, 1995 (or at such later date as may be permitted consistent with the rules applicable to performance-based compensation under Code Section 162(m)). Grants were made as follows:


                NEW PLAN BENEFITS UNDER 1994 PLAN

                                   DOLLAR VALUE      NUMBER OF
NAME                                 ($)(1)          UNITS
- ----                               ------------      ---------
Marshall N. Carter                  1,140,000         30,000
  Chairman, President
  and Chief Executive Officer

David A. Spina                        760,000         20,000
  Vice Chairman

Nicholas A. Lopardo                   380,000         10,000
  Executive Vice President

A. Edward Allinson                    570,000         15,000
  Executive Vice President

Norton Q. Sloan                       570,000         15,000
  Executive Vice President

Executive Group                     7,505,000        197,500
  (13 including the above)

Non-Executive Officers
  Employee Group (2)                        0              0
__________________________

(1)    Based on the market value of the Corporation's Common
       Stock at the time of the grant ($38). Any payments will be based upon attainment of performance targets at the then current stock price as described above.


(2)    No stock options have been awarded under the 1994 Plan.
       During 1993, options for 145,030 shares of Common Stock were awarded to participants in the 1989 Stock Option Plan at an exercise price of $45.3125.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
APPROVAL OF THE 1994 STOCK OPTION AND PERFORMANCE UNIT PLAN (ITEM
2 ON PROXY CARD).


  APPROVAL OF THE PERFORMANCE GOALS UNDER THE SENIOR EXECUTIVES
                      ANNUAL INCENTIVE PLAN


     The Senior Executives Annual Incentive Plan (the "Annual
Incentive Plan") provides additional incentive to Senior
Executives to achieve targeted levels of earnings per share and return on equity.

     Stockholders are being asked to approve the performance goals with respect to compensation payable under the Annual Incentive Plan in order that such compensation may be deductible by the Corporation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") as qualified performance-based compensation. For a more complete discussion of Section 162(m) of the Code, see the Report of the Executive Compensation Committee at page 17 and the discussion under Certain Federal
Income Tax Aspects of the 1994 Plan at page 24.   Approval by
stockholders and certification by the Committee that targeted performance has been attained shall be a condition to the rights of senior executives to receive any benefits under the Annual Incentive Plan.

     ELIGIBLE PARTICIPANTS

           The Chief Executive Officer and Senior Executives designated by the Executive Compensation Committee participate in the Plan.
To receive an award, a participant must be an employee of the Corporation, or one of its subsidiaries, at the time awards are approved by the Executive Compensation Committee.

     PERFORMANCE GOALS

     Corporate achievement of two targets determines whether, and the extent to which, a participant earns his or her bonus award. The targets are based on earnings per share and return on equity. Each target is specified as a range. No bonus will be paid under the Annual Incentive Plan for performance below the minimum targets. Performance at or above the maximum targets will result in 100% of the bonus being paid, and performance between the minimum and maximum targets will result in a prorated bonus being paid, subject in each case to reduction by the Executive Compensation Committee.

     BONUS AWARDS

     If maximum targets are achieved, the award to the Chief Executive Officer will be a maximum of 75% of 1994 salary and the award to other participants will be a maximum of 50% of 1994 salary. Awards will be reduced pro rata if performance is between the minimum and maximum performance targets, with performance in respect of the earnings-per-share target and performance in respect of the return-on-equity target each weighted 50% in determining the overall bonus to be paid. For example, if the earnings-per-share maximum were achieved, but the return-on-equity minimum were not achieved, each participant would receive a maximum of 50% of his or her bonus award under the Plan. Similarly, if earnings-per-share performance and return-on-equity performance were each midway between the respective minimum and maximum targets, each participant would receive a maximum of 50% of his or her bonus award under the Plan. The Executive Compensation Committee may, however, reduce or eliminate the compensation otherwise payable upon the attainment of targeted performance for any one or more of the participants.

     All awards will be made in cash after certification by the Executive Compensation Committee that the proposed awards conform to the performance targets.

                     NEW PLAN BENEFITS UNDER
           THE SENIOR EXECUTIVES ANNUAL INCENTIVE PLAN

NAME AND POSITION                             MAXIMUM BENEFIT ($)
- -----------------                             -------------------

Marshall N. Carter                                   536,250
  Chairman, President and
  Chief Executive Officer

David A. Spina                                       275,000
  Vice Chairman

Nicholas A. Lopardo                                  192,500
  Executive Vice President

A. Edward Allinson                                   247,500
  Executive Vice President

Norton Q. Sloan                                      178,750
  Executive Vice President

Executive Group                                    2,571,250


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
FOR APPROVAL OF THE PERFORMANCE GOALS UNDER THE SENIOR EXECUTIVES
ANNUAL INCENTIVE PLAN (ITEM 3 ON PROXY CARD).


                           VOTE REQUIRED

     Consistent with state law and under the Corporation's By-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the 1994 Annual Meeting will be counted by persons appointed by the Corporation to act as tellers for the meeting.

     The five nominees for election as directors at the 1994 Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is necessary to approve the action proposed in Items 2 and 3 of the accompanying Notice of 1994 Annual Meeting of Stockholders.

     The tellers will count the total number of votes cast "for" approval of Items 2 and 3 for purposes of determining whether sufficient affirmative votes have been cast. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect in the election of directors. With respect to Items 2 and 3, abstentions will have the effect of a vote against the matter while broker non-votes will have no effect on the matter.

     In the event that sufficient votes in favor of the proposals set forth in Items 2 and 3 of the Notice of 1994 Annual Meeting of Stockholders are not received by the time of the meeting or any adjournment thereof, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to either or both proposals. Any such adjournment will require the affirmative vote of the majority of the shares voted on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of the proposal or proposals in the event that such persons believe that further solicitation of proxies will result in approval of the proposal or proposals. They will vote against any such adjournment those proxies required to be voted against the proposal or proposals and will not vote any proxies that direct them to abstain from voting on such proposal or proposals.


            PROPOSALS AND NOMINATIONS BY STOCKHOLDERS

     Stockholders who wish to present proposals at the 1995 Annual Meeting of Stockholders for inclusion in the Corporation's proxy material for that meeting must submit such proposals to the Secretary of the Corporation on or before November 15, 1994 for inclusion in the proxy materials circulated by the Board of Directors relating to the 1995 Annual Meeting.

     Pursuant to the By-laws of the Corporation, proposals of business and nominations for directors other than those to be included in the Corporation's proxy statement and form of proxy may be made by stockholders of record entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the By-laws. Except as noted below, to be timely a notice with respect to the 1995 Annual Meeting must be delivered to the Secretary of the Corporation no earlier than January 19, 1995 and no later than February 20, 1995 unless the date of the 1994 Annual Meeting is advanced by more than thirty
(30) days or delayed by more than sixty (60) days from the anniversary date of the 1995 Annual Meeting in which event the By-laws provide different notice requirements. In the event the Board of Directors nominates a New Nominee (as defined) a stockholder's notice shall be considered timely if delivered not later than the 10th day following the date on which public announcement (as defined) is first made of the election or nomination of such New Nominee. Any proposal of business or nomination should be mailed to: Secretary, State Street Boston Corporation, 225 Franklin Street, Boston, Massachusetts 02110.


                          OTHER MATTERS

     The Board of Directors does not know of any other matters which may be presented for action at the meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

     The Board of Directors would like to have you attend the meeting in person. Please, however, mark, date, sign and return the enclosed proxy as promptly as possible in any event. If you attend the meeting, you may nonetheless vote in person by ballot if you desire.




March 15, 1994